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                                                                    EXHIBIT 99.1


                          SANDY SPRING BANCORP, INC.
                      QUESTIONS AND ANSWERS REGARDING THE
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
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   This pamphlet is provided to answer basic questions regarding the Plan.  For complete information, see the accompanying Prospectus of Bancorp dated October 31, 1997. Certain terms used below are defined in the Prospectus.

1. What is the purpose of the Plan?

   The purpose of this Plan is to provide Shareholders with a convenient and economical method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commissions or service charges. The Plan allows Shareholders to elect to become Participants in the Plan and thereafter to receive their dividends, if and when declared by the Board of Directors, in the form of Common Stock in lieu of cash distributions.

2. What are the advantages of the Plan?

   Shares may be purchased under the Plan either with reinvested cash dividends on Bancorp Common Stock or with optional cash payments of up to $5,000 per quarter, without payment of any brokerage or commission fees or service charges.

3. Are there any expenses to Participants in connection with purchases under the Plan?

   There are no brokerage fees or commissions or service charges under the Plan. All administrative expenses of the Plan will be paid by Bancorp.

4. Who administers the Plan for Participants?

   The Plan is administered by American Stock Transfer & Trust Company.

   Any notices, questions or other communications relating to the Plan should include the participant's account number and should be addressed to:

                    American Stock Transfer & Trust Company
                                40 Wall Street
                                  46th Floor
                              New York, NY 10005
                  Attention: Dividend Reinvestment Department

                                1-800-278-4353

5. Who may participate in the Plan?

   Any Shareholder of record who submits a Shareholder Authorization Form in accordance with the requirements of the Plan. If the Common Stock is not held of record by the beneficial owner, the beneficial owner must make appropriate arrangements for the Shareholder of record of such Common Stock to either become a Participant or transfer the Common Stock to the name of the beneficial owner.
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6. Can I participate with just a portion of my shares?

   Yes. An eligible Shareholder may participate with all, or only a portion, of his or her shares of Common Stock. Dividends only on those shares that participate in the Plan will be paid in the form of additional shares of Common Stock. A Shareholder who desires to participate with less than all of his or her shares must designate a number of shares to participate in the Plan. In the case of such partial participation, dividends only on the number of shares designated by the Participant plus dividends on shares credited to his or her Account under the Plan, (up to the total of shares Registered in his name at a given Payable
Date) will be paid in additional shares of Common Stock.

7. Who is eligible to make optional cash payments?

   Only Participants who have elected to have dividends reinvested under the Plan may make optional cash payments.

8. What are the limits on optional cash payments?

   Participants may make optional cash payments as often as once a quarter. Bancorp customarily has paid cash dividends each quarter, in the months of March, June, September and December. Nothing in the Plan should be construed as providing any assurance that dividends will be declared by Bancorp in the future, however.

   The minimum optional cash payment is $100.00 per quarter, and the maximum optional cash payment is $5,000.00 per quarter. The same amount of optional cash payments need not be made each quarter, and there is no obligation to make optional cash payments. Amounts received in excess of the maximum, or below the minimum, will be returned to the Participant.

9. How are optional cash payments made?

   A Participant who desires to make an optional cash payment should forward a check or money order payable to the Plan Administrator for the amount of the optional cash payment, with a Shareholder Authorization Form when enrolling, or thereafter, with an executed Optional Cash Payment Form.

   Optional cash payments must be received by the Plan Administrator at least three (3) business days before the applicable Payable Date to be invested. No interest will be paid on optional cash payments. Participants may request that optional cash payments be returned to them prior to investment, provided that the request is received by the Plan Administrator at least three (3) business days before the next Payable Date.

   Optional Cash Payment Forms will be included in statements of account sent to Participants. The statements of account also will indicate when the optional cash payments must be received to be reinvested at the next dividend, based upon the expected Payable Date. Participants also may request Optional Cash Payment Forms from the Plan Administrator. Optional cash payments must be received by the Plan Administrator no more than thirty (30) days before a Payable Date.
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Payments received more than thirty days before a Payable Date will be returned to the Participant.

10.  What will be the price of Common Stock purchased under the Plan?

     The price per share of the Common Stock purchased under the Plan will be the "fair market value" of the Common Stock. Under the Plan, the fair market value is the highest bid price posted for Bancorp's Common Stock on the Nasdaq National Market on the last trading day on which such prices are so reported before the Payable Date. If there is no bid posted for a period of days before the Payable date, the fair market value shall be determined by the Plan Administrator on the basis of such market quotations as it deems appropriate.

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11.  When will shares be credited to a Participant's Account?

     On the Payable Date, which is the date cash dividends are paid to Shareholders.

12.  How many shares will be purchased for Participants?

     Each Participant's Account will be credited with the number of whole and fractional shares, equal to the dollar amount of the cash dividend declared per share, times the number of the Participant's shares that participate in the Plan, divided by the fair market value per share of Common Stock. In addition, the account of each Participant who has properly delivered an optional cash payment under the Plan will be credited with the number of whole and fractional shares equal to the optional cash payment divided by the fair market value per share of Common Stock. The number of shares to be purchased cannot be determined until the cash dividends are declared and the fair market value has been determined.

13.  Will certificates be issued for shares purchased under the Plan?

     Participants may obtain certificates for all or some of the whole shares of Common Stock credited to their Accounts upon written request to the Plan Administrator. Any remaining whole or fractional shares will continue to be held by the Plan Administrator. Withdrawal of shares in the form of a certificate does not remove the shares from participating in the Plan, and dividend reinvestment will continue with respect to such shares. To remove shares from participation in the Plan, the Participant must withdraw from the Plan or change the designation for shares participating in the Plan to exclude that number of shares.

14.  How does a Participant withdraw from the Plan?

     Participation in the Plan is entirely voluntary, and a Participant may request to withdraw from the Plan in whole or in part at any time by notifying the Plan Administrator in writing.

15.  How will a Participant's shares be voted at meetings of Shareholders?

     Prior to each meeting, each Participant will receive a proxy card covering all shares of Common Stock held in the Participant's Account under the Plan and those shares registered in the Participant's name.

16.  May the Plan be changed or discontinued?

     Although Bancorp intends to continue the Plan in the future, Bancorp reserves the right to amend, suspend, modify or terminate the Plan at any time. Upon termination of the Plan by Bancorp, certificates for whole shares held in a Participant's Account under the Plan will be issued and a cash payment will be made for any fractional share.

17.  How will Participants be advised of the shares owned by them in the Plan?

     Each Participant will be furnished with a detailed statement of his or her Account after each Payable Date. These statements should be retained by the Participant as an ongoing statement of his or her Account under the Plan and for income tax purposes.

     Any questions or requests for assistance concerning the Plan or for additional copies of the Prospectus or Shareholder Authorization Form should be directed to the Plan Administrator at the above address.

THE INFORMATION IN THIS PAMPHLET IS EXPRESSLY QUALIFIED BY REFERENCE TO THE
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PROSPECTUS DATED OCTOBER 31, 1997.
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